EXHIBIT 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between PepGen Inc. (the “Company”), and Noel Donnelly(the “Executive”) and is effective as of March 21, 2023 (the “Effective Date”). Except with respect to the Continuing Obligations and the Equity Documents (each as defined below), this Agreement supersedes in all respects all prior agreements between you and the Company regarding the subject matter herein, including without limitation any prior offer letter, employment agreement or severance agreement.

WHEREAS, the Company desires to continue to employ you and you desire to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE,in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment.
a.
Term. The Company shall employ you and you shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). Your employment with the Company will continue to be “at will,” meaning that your employment may be terminated by the Company or you at any time and for any reason subject to the terms of this Agreement.

Position and Duties. You shall serve as the Chief Financial Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer (the “CEO”) or other duly authorized executive. You shall devote your full working time and efforts to the business and affairs of the Company and will not engage in any other business activities during your employment by the Company.

2.
Compensation and Related Matters.
a.
Base Salary. Your initial base salary shall be paid at the rate of $450,341 per year. Your base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.
b.
Incentive Compensation. You shall be eligible to receive annual cash incentive compensation as determined by the Board or the Compensation Committee. Your initial target annual incentive compensation shall continue to be 40 percent of your Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of your annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee. Except as otherwise provided in the severance section herein, to earn incentive compensation, you must be employed by the Company on the day such incentive compensation is paid.
c.
Expenses. You shall be eligible for reimbursement for all reasonable and documented expenses incurred by you during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.
d.
Other Benefits. You shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans, which terms are subject to change by the Company.
e.
Paid Time Off. You shall be eligible to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.
f.
Equity. The equity awards held by you shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by you (collectively, the “Equity Documents”).
3.
Termination. Your employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
a.
Death. Your employment hereunder shall terminate upon death.
b.
Disability. The Company may terminate your employment if you are disabled and unable to perform or expected to be unable to perform the essential functions of your then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period you are disabled so as to be unable to perform the essential functions of your then existing position or positions with or without reasonable accommodation, you may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom you or your guardian has no reasonable objection as to whether you are disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. You shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and you shall fail to submit such certification, the Company’s determination of such issue shall be binding on you. Nothing in this Section 3(b) shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
c.
Termination by Company for Cause. The Company may terminate the your employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:
i.
conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the CEO; (B) dishonesty to the CEOwith respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimisuse of Company property for personal purposes;
ii.
the commission by you of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
iii.
any misconduct by you, regardless of whether or not in the course of your employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if you were to continue to be employed in the same position;
iv.
continued non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the CEO;
v.
a breach by you of any of the provisions contained in Section 8 of this Agreement or the Restrictive Covenants Agreement (as defined below);
vi.
a material violation by you of any of the Company’s written employment policies; or
vii.
your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
d.
Termination by the Company without Cause. The Company may terminate your employment hereunder at any time without Cause. A termination due to your death or disability under Section 3(a) or (b) shall not constitute a termination without Cause.
e.
Termination by You. You may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that you have completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without your consent (each, a “Good Reason Condition”):
i.
a material diminution in your responsibilities and duties that occurs within the 12 months following a Sale Event;
ii.
a material diminution in your Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;
iii.
a material change in the physical Company office location at which the Company requires you to provide services to the Company, such that there is an increase of at least forty (40) miles of driving distance between the Company’s prior office location and its new location (and to avoid doubt, a home or remote office does not constitute a Company office location for these purposes);
iv.
a material breach by the Company of the compensation provisions of this Agreement.

The “Good Reason Process” consists of the following steps:

v.
you reasonably determine in good faith that a Good Reason Condition has occurred;
vi.
you notify the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;

vii.
you cooperate in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;
viii.
notwithstanding such efforts, the Good Reason Condition continues to exist; and
ix.
you terminate employment within 60 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

If your employment with the Company is terminated for any reason, the Company shall pay or provide to you (or your authorized representative or estate) (i) any Base Salary earned through the Date of Termination; and (ii) any unpaid expense reimbursements (subject to, and in accordance with this Agreement) (collectively, the “Accrued Obligations”).

4.
Notice and Date of Termination; Resignations Upon Termination.
a.
Notice of Termination. Except for termination as specified in Section 3(a), any termination of your employment by the Company or any such termination by you shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
b.
Date of Termination. “Date of Termination” shall mean: (i) if your employment is terminated by death, the date of death; (ii) if your employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if your employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if your employment is terminated by you under Section 3(e) other than for Good Reason, 14 days after the date on which a Notice of Termination is given, and (v) if your employment is terminated by you under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that you give a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
c.
Resignations From Other Positions Upon Termination. In connection with your termination of employment for any reason, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its subsidiaries and affiliates. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
5.
Severance Pay and Benefits Upon Termination by the Company without Cause or by You for Good Reason Outside the Sale Event Period. If your employment is terminated by the Company without Cause as provided in Section 3(d), or you terminate employment for Good Reason as provided in Section 3(e), in either case outside of the Sale Event Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) you signing a separation agreement and release in a form and manner provided by the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of your Continuing Obligations (as defined below), and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement, and shall provide that if you breach any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period:
a.
the Company shall pay you an amount equal to 9 months of your Base Salary (the “Severance Amount”); provided in the event you are entitled to any payments pursuant to the Restrictive Covenants Agreement, the Severance Amount received in any calendar year will be reduced by the amount you are paid in the same such calendar year pursuant to the Restrictive Covenants Agreement (the “Restrictive Covenants Agreement Setoff”); and
b.
subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 9 month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

c.
the Company shall pay you a prorated portion of your Target Bonus for the year in which the Date of Termination occurs (the “Termination Year”) (which portion shall be prorated by multiplying the Target Bonus amount by x/12, with x representing the number of completed full calendar months in the Termination Year prior to the Date of Termination), which portion the Company shall pay during the year following the Termination Year, on or around the same time the Company pays bonuses to other employees with respect to the Termination Year.

The amounts payable under Section 5 (a) and (b), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 9 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.
Severance Pay and Benefits Upon Termination by the Company without Cause or by the You for Good Reason within the Sale Event Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) your employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by you for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is within 12months after the occurrence of the first event constituting a Sale Event (such period, the “Sale Event Period”). These provisions shall terminate and be of no further force or effect after a Sale Event Period.
a.
If your employment is terminated by the Company without Cause as provided in Section 3(d) or you terminate employment for Good Reason as provided in Section 3(e) and in either case the Date of Termination occurs during the Sale Event Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement and Release by you and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:
i.
the Company shall pay you a lump sum in cash in an amount equal to (A) 1.0times your then current Base Salary (or your Base Salary in effect immediately prior to the Sale Event, if higher) plus (B) your Target Bonus for the Termination Year ((A) and (B), the “Sale Event Payment”); provided the Sale Event Payment shall be reduced by the amount of the Restrictive Covenants Agreement Setoff, if applicable; and
ii.
notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by you (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); providedthat any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between your Date of Termination and the Accelerated Vesting Date; and
iii.
subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 18 month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 6(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

b.
Additional Limitation.

i.
Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you became the subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
ii.
For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
iii.
The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.
c.
Sale Event. “Sale Event” is defined in the Equity Documents, which definition is reproduced here for reference: the occurrence of any of the following events: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock (as defined in the Equity Documents) of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
7.
Section 409A.
a.
Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
b.
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
c.
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
d.
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
e.
The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
8.
Continuing Obligations.
a.
Restrictive Covenants Agreement. As a condition of your continued employment, including your opportunity to receive the compensation and benefits provided in this Agreement, you are required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement , attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). You acknowledge and agree that you received the Restrictive Covenants Agreement with this Agreement and at least ten (10) business days before the date the Restrictive Covenants Agreement is to become effective. For purposes of this Agreement, the obligations in this Section 8, those that arise in the Restrictive Covenants Agreement and any other agreement between you and the Company relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”
b.
Third-Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information, other than confidentiality restrictions (if any), or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
c.
Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out‑of‑pocket expenses incurred in connection with your performance of obligations pursuant to this Section 8(c).
d.
Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from any breach by you of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

e.
Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that you reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.
Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of Massachusetts. Accordingly, with respect to any such court action, you (a) submit to the exclusive personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.
Waiver of Jury Trial. You and the Company irrevocably and unconditionally waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or YOUR employment by the Company or any affiliate of the Company, INCLUDING WITHOUT LIMITATION YOUrs or the Company’s performance under, or the enforcement of, this Agreement.
11.
Integration. This Agreement, the Equity Documents and the Continuing Obligations constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter. In signing this Agreement, you agree that you are not relying on any prior or contemporaneous promise, representation, communication or agreement by or with the Company or any Company agent, director or representative, in each case except as is expressly set forth herein.
12.
Withholding; Tax Effect. All payments made by the Company to you under this Agreement shall be subject to, and net of any tax or other amounts required or permitted to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
13.
Assignment. The Company may assign its rights and obligations under this Agreement (including the Continuing Obligations) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets or to any other person or entity. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of yours and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
14.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein.
16.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to you at the last address you has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
18.
Amendment. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

19.
No Other Severance Rights. Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement. You are not entitled to or eligible for severance or change in control benefits under any other agreement with, or policy or practice of, the Company.
20.
Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Massachusetts, without giving effect to the conflict of laws principles thereof.
21.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

PEPGEN INC.

/s/ James McArthur

By: James McArthur

Its: Chief Executive Officer

EXECUTIVE

/s/ Noel Donnelly

Noel Donnelly

Exhibit A

Restrictive Covenants Agreement